Pricing Supplement No. 7 dated November 4, 2003 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,000,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	November 12, 2003	Closing Date: November 12, 2003		CUSIP Number:	78442F BK3

Maturity Date:	January 15, 2009	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate:	4.00%	Interest Payment Dates:	Each January 15th and July 15th during the term of the Notes, beginning July 15, 2004, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method:	30/360	Interest Periods:	From and including the Closing Date, or the previous January 15th or July 15th, as the case may be, to and including the next succeeding January 14th and July 14th, as the case may be, with no adjustment to period end dates for accrual purposes.

Banc One Capital Markets, Inc.	Citigroup	Merrill Lynch & Co.

Joint Book-Running Managers

Barclays Capital HSBC UBS Investment Bank	Goldman, Sachs & Co. Lehman Brothers Wachovia Securities

Co-Managers

November 4, 2003

MTN 0052

Form:	Book-entry.
Denominations:	$10,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Banc One Capital Markets, Inc.	$250,000,000.00
	Citigroup Global Markets Inc.	250,000,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	250,000,000.00
	Barclays Capital Inc.	41,666,667.00
	Goldman, Sachs & Co.	41,666,667.00
	HSBC Securities (USA) Inc.	41,666,667.00
	Lehman Brothers Inc.	41,666,667.00
	UBS Securities LLC	41,666,666.00
	Wachovia Capital Markets, LLC	41,666,666.00

	Total	$1,000,000,000.00

Issue Price:	99.746%.
Agents' Commission:	0.350%.
Net Proceeds:	$993,960,000.
Concession:	0.200%.
Reallowance:	0.125%.
CUSIP Number:	78442F BK3
ISIN Number:	US78442F BK30

An affiliate of one of the underwriters has entered into a swap transaction with the Company in connection with the Notes.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0052